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                                                                 EXHIBIT 10bb-1


                               FIRST AMENDMENT TO
                            LONG TERM INCENTIVE PLAN
           (As Amended and Restated Effective as of January 1, 1992)


         Pursuant to the second sentence of paragraph I-10 of the Ameritech Long Term Incentive Plan (the "Plan"), the Compensation Committee of the Board of Directors of Ameritech Corporation hereby amends the Plan as follows:

         1. By adding after the words "For all purposes of the Plan, other than Part VI" in the third sentence of paragraph II-1 of the Plan the following: "and except as provided in the fourth sentence of this paragraph II-1,".

         2. By adding the following sentence after the third sentence of paragraph II-1 of the Plan: "If a Participant elects to pay the purchase price upon exercise of a Stock Option by delivery of the Participant's irrevocable instructions to a broker to promptly pay the option price upon receipt of the certificate representing the shares as permitted by paragraphs II-3 and III-3 (sometimes referred to as a "Cashless Exercise"), the "Fair Market Value" of each share of Common Stock purchased upon exercise of such Stock Option shall be the price at which such shares are sold by such broker in such Cashless Exercise."




                                *  *  *  *  *  *



     The foregoing is a true and correct copy of an amendment adopted by the Compensation Committee of the Board of Directors of Ameritech Corporation on August 20, 1993.




                               /s/ BRUCE B. HOWAT
                              ----------------------
                                   Bruce B. Howat
                                   Corporate Secretary